Third Quarter 2022 Highlights Casa de Yayo Lake Toxaway, NC

2Third Quarter 2022 "The Vacasa Homeowner app makes it easy to book a stay for our guests or reserve time for ourselves. Plus, we can monitor how well our homes are performing, see who’s booking, and more. As investors, we appreciate that the app tells us how much potential income we could miss out on if we were to book our own stays. We thought—wow! Even the app looks out for us.” Sandra and Scott N., Vacasa homeowner in Myrtle Beach, SC "Renting through Vacasa for the first time was a very good experience from start to finish. All my booking details were listed step-by-step in an email, and I didn't have to wait for someone to check us in. And then, when I arrived at the home I thought, 'Oh my gosh, it looks just like the pictures!' The house was clean and even included games for family activities. With Vacasa it's simple: you really just show up, have a good time, and then go home. It's great." - Justice E., Vacasa guest in Ocean City, MD

3Third Quarter 2022 Third Quarter Financial Results and Key Business Metrics

View from Rob Greyber, Chief Executive Officer Stakeholders, Since I joined Vacasa as Chief Executive Officer in September, I’ve immersed myself in the business, spoken directly with homeowners and guests about their experiences with Vacasa, and met hundreds of team members from across the country in both our corporate and field operations organizations. From these conversations, I’ve come to appreciate the immense opportunities that lie ahead for our industry, our company, and all our stakeholders. I join Vacasa with more than 20 years of experience in the travel industry and an unrelenting passion for technology. After starting my career working in software and technology, my first foray into travel came when I helped launch Hotwire, which is now an Expedia Group company. Later, I joined Expedia myself, eventually becoming the President of Egencia, the corporate travel division of Expedia, and serving on Expedia Group’s senior leadership team for more than a decade. In vacation rentals today, I see a confluence similar to what I saw in the early days of online travel and what has already played out across so many categories. There is a large, dynamic market, a hard problem best solved with technology, and competitors who fundamentally don’t or can’t invest in technology directly to learn and improve. There are numerous ways to address the current opportunity within vacation rentals, but I believe Vacasa’s industry leading scale and hospitality-driven, technology-first focus, positions us for success. I am very excited for what’s ahead. Despite being the largest vacation rental management platform in North America, Vacasa has just a single-digit share of the more than 1.5 million whole homes listed on the major distribution channels in the United States, and an even smaller portion of the five million second homes in the United States. 4Third Quarter 2022

5Third Quarter 2022 View from Rob Greyber, Chief Executive Officer (cont.) We generate revenue by earning a commission on the rental income we deliver to our homeowners and collecting fees from guests. It is an asset-lite approach that doesn’t rely on leasing vacation homes and holding liabilities for those future payments on our balance sheet. The underlying unit economics for the business model are the foundation of our path to Adjusted EBITDA profitability for the full year 2023 and beyond. We know that to efficiently and effectively manage vacation rentals at scale requires software, data, insights, and dedicated team members, all of which abound at Vacasa. For these reasons, we maintain a strong position in our industry, and I believe we will compound our advantage over time. I have every confidence that we can and will continue to win in this space. Yet, in the near- term, we need to sharpen our focus and execution. I’ve only been with the business for a few months, but believe I’ve learned enough to share my initial priorities at a high level. First, we need to improve our execution in our local market and customer support functions. To refine and improve our approach in these areas, I’ve appointed John Banczak as Chief Operating Officer. John co-founded TurnKey and served as its Chief Executive Officer for nine years where he gained significant experience in managing local market operations and designing associated technology tools. I’m asking John to leverage his learnings to drive efficient, effective housekeeping, field operations, and customer support while delivering unmatched guest hospitality and an exceptional homeowner experience.

6Third Quarter 2022 View from Rob Greyber, Chief Executive Officer (cont.) Second, we need to unlock the full potential of the individual sales approach. The individual sales approach is unique in our industry and designed to enable Vacasa to grow in a sustainable and profitable manner. I’ve asked Craig Smith to step into the role of Chief Commercial Officer, where his primary focus will be on adding new homes to the platform. In his role, Craig will help our sales team realize the benefits from our CRM investment and further optimize the individual sales process. Third, Vacasa’s product platform is the cornerstone of our scale and success. I want to be as close to the team as possible in the near term, building my understanding of the key processes, decisions, and priorities going forward. To help me do that, and to ensure we are working on the right opportunities, with the right focus, in the right way, I am leading the Product team while we recruit a new senior Product leader. Finally, I will always aim to make sure we are continuously prioritizing our business goals and initiatives and are allocating our resources appropriately to drive profitable growth. Over the past nine weeks at Vacasa, I’ve only become more energized and excited about the business. We already have immense scale, with a footprint across over 400 vacation destinations that would take considerable time and capital to replicate. While I don’t have all the answers, I am confident that we are taking the right steps to allow the business to realize its full potential.

7 Home Additions We use two complementary playbooks to add new homes to our platform: an individual approach and portfolio approach. The individual approach is a direct sales model where predominantly local sales representatives sign up individual homeowners, and the portfolio approach is one where we buy local vacation rental managers, bringing on multiple homes at once. Back in August, we updated you on the launch of our new CRM system to support the individual approach. This was a necessary investment for the business, and we remain excited about the long-term benefits we expect to realize. But, the challenges from the implementation are lasting longer than planned, and, as a result, we aren’t realizing the expected sales force productivity gains. Encouragingly, the economics of the individual approach remain strong, with the lifetime value to customer acquisition cost above our target range of 4 times to 5 times. Our customer acquisition cost remains stable compared to prior quarters, which combined with higher lifetime value, puts us above our target range. We also leverage the portfolio approach to tactically enter new markets or accelerate density in existing markets. Back in August, we stated that we found opportunities to deploy the bulk of our planned 2022 portfolio approach through the first half of the year. Consistent with those expectations, our portfolio activity was relatively lower in the third quarter, as we onboarded seven portfolios for a total consideration of $3 million. Third Quarter 2022

8 Third Quarter Financial Performance Review For the third quarter 2022, Gross Booking Value reached $969 million (up 25% year- over-year) driven by Nights Sold of 2.1 million (up 12% year-over-year) and Gross Booking Value per Night Sold of $471 (up 12% year-over-year). This drove Revenue of $412 million (up 25% year-over-year), ahead of the guidance range we established in August of $385 million to $395 million. Net Income was $16 million. Adjusted EBITDA was $46 million, below our guidance range of $55 million to $60 million. We experienced higher than expected local market and customer support costs during the third quarter. You see this in our cost of revenue and operation and support expenses causing third quarter Adjusted EBITDA to come in below our guidance. Given the booking strength we had experienced over the prior two years, our operations teams were staffed for high levels of demand, trying to meet and exceed service levels in a high growth environment. Demand was strong during the third quarter, but we were over-resourced in several areas, and that caused costs to exceed our forecast. Furthermore, heading into the third quarter, there were a number of operational efficiency and optimization initiatives the team was working through. We believed these would reduce our operational costs, largely in local markets around the way we staff labor. As the quarter progressed, we weren’t able to fully realize the benefits from these initiatives, which led to higher cost of revenue and operations and support expenses versus our forecast. We believe that the cost overruns largely deal with our processes and approach to managing our operations. Based on where we sit today, we believe these local market and customer support costs are fixable, but not yet fixed, and will take time to address fully. We are highly focused on improving our execution in operations. Third Quarter 2022

9 Reduction in Force Following a review of the business in September, we made the difficult decision to initiate a workforce reduction in October. In total, about 280 team members were affected primarily in our corporate functions. We are grateful to every one of our impacted colleagues for their contributions to Vacasa and offered impacted employees severance and access to career placement services. Going forward, we will continue to invest in resources, including people, and will size those investments as appropriate. Third Quarter 2022

10 Outlook Home Growth Update We’ve previously outlined that we expected homes on our platform to increase by about 30% during 2022. Based on our latest pacing, we now expect home growth on our platform to be nearly 20% for the full-year and will provide a year end home count in our fourth quarter earnings materials. We mentioned last quarter that the portfolios we onboarded in the second quarter tended to be higher performing on a revenue per home basis, resulting in a higher purchase price per home, but the average multiple paid was in-line with our valuation targets. Bringing on fewer but higher revenue generating homes is a headwind to the about 30% home growth target. Despite the headwind, we increased our internal expectations for the individual approach based on productivity gains we expected to realize from the CRM implementation that haven’t yet materialized. Fourth Quarter Guidance We expect fourth quarter Revenue to be in the range of $195 million to $215 million. Our fourth quarter Revenue expectations are lower than the implied fourth quarter guidance we issued in August. We are experiencing some softness and variability in guest bookings that began after the strong summer season. The weakness was noticeable in September and has become more pronounced in the fourth quarter. We expect fourth quarter Adjusted EBITDA to be in the range of negative $75 million to negative $65 million. Again, this is lower than the implied expectations we set back in August due to lower Revenue, but it is also a function of the higher operational costs continuing into the fourth quarter and not fully realizing the efficiencies from the operational initiatives. Third Quarter 2022

11 Outlook (cont.) 2023 Commentary While we aren’t issuing formal 2023 guidance at this point, we want to share a few high level thoughts on next year. Year-to-date, we’ve spent over $115 million of cash on the portfolio program between new purchases and deferred payments, with additional spend occurring in the fourth quarter. We are pleased with the quality of portfolios we’ve onboarded, but it was a bit of a pull forward of investment relative to our annual investment expectations of about $100 million. In 2023, we expect to meaningfully reduce the amount of capital we’ve allocated to the portfolio program. We will continue to evaluate all portfolio opportunities, but given the lifetime value to customer acquisition cost on the individual approach, we are raising the bar on return expectations for portfolio deals and will prioritize new market entry. Additionally, with the recent softness and variability in bookings and the uncertain macroeconomic environment, there is potential for average Gross Booking Value per home to decline year-over-year in 2023 from the recent record levels. On the expense side, we aim to strike a balance between growth and profitability and expect to closely manage our discretionary investments to achieve Adjusted EBITDA profitability in 2023, even against a wide range of macroeconomic outcomes. Third Quarter 2022

Financial Discussion Gross Booking Value Gross Booking Value reached $969 million in the third quarter, up 25% year-over-year. Nights Sold of 2.1 million were up 12% year-over-year, driven by the addition of homes to the platform. Gross Booking Value per Night Sold reached $471 in the third quarter, up 12% year-over-year. Revenue Third-quarter Revenue was $412 million, an increase of 25% year-over-year, driven by higher Nights Sold and higher Gross Booking Value per Night Sold. Cost of Revenue Cost of revenue was $174 million, or 42% of Revenue, in the third quarter, compared to $138 million, or 42% of Revenue, in the year ago period. 12Third Quarter 2022 Casa de Yayo Lake Toxaway, NC

Financial Discussion (cont.) Operations and Support Operations and support expense was $77 million in the third quarter, or 19% of Revenue, compared to $55 million, or 17% of Revenue, in the year ago period. Excluding equity-based compensation, operations and support expense was $76 million, or 18% of Revenue, in the third quarter, compared to $55 million, or 17% of Revenue, in the year ago period. Technology and Development Technology and development expense was $18 million in the third quarter, or 4% of Revenue, compared to $12 million, or 4% of Revenue, in the year ago period. Excluding equity-based compensation, technology and development expense was $17 million, or 4% of Revenue, in the third quarter, compared to $12 million, or 4% of Revenue, in the year ago period. Sales and Marketing Sales and marketing expense was $75 million, or 18% of Revenue, in the third quarter, compared to $50 million, or 15% of Revenue, in the year ago period. Excluding equity- based compensation, sales and marketing expense was $74 million, or 18% of Revenue, in the third quarter, compared to $50 million, or 15% of Revenue, in the year ago period. Sales and marketing expense growth outpaced Revenue growth in the third quarter as we have significantly grown our sales force over the past year and, in-turn, increased our homeowner focused advertising spend to drive more leads for our larger sales force. Sales and marketing expense is also higher due to fees paid to distribution partners driven by the growth of Gross Booking Value. 13Third Quarter 2022

Financial Discussion (cont.) General and Administrative General and administrative expense was $31 million, or 8% of Revenue, in the third quarter, compared to $19 million, or 6% of Revenue, in the year ago period. Excluding equity-based compensation and business combination costs, general and administrative expense was $25 million, or 6% of Revenue, in the third quarter, compared to $17 million, or 5% of Revenue, in the year ago period. The year-over-year growth of general and administrative expense is, in part, due to higher costs associated with being a publicly traded company. Net Income and Adjusted EBITDA Net Income was $16 million in the third quarter compared to $33 million in the year ago period. Adjusted EBITDA was $46 million in the third quarter, compared to $57 million in the same year ago period. See “Use of Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, Non- GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense and “Reconciliations” for a reconciliation of each of the foregoing to the most directly comparable GAAP financial measure. 14Third Quarter 2022 Casa de Yayo Lake Toxaway, NC

Financial Discussion (cont.) Liquidity and Capital Resources For the 12 months ended September 30, 2022, our net cash provided by operating activities was negative $6 million and we had capital expenditures of $18 million. We believe we remain well capitalized with $392 million of cash, cash equivalents, and restricted cash as of September 30, 2022. We also have $102 million of borrowing capacity under our $105 million revolver, with the $3 million difference due to outstanding letters of credit as of September 30, 2022. In addition, over the last 12 months ended September 30, 2022, we used $160 million of cash for business combinations. We continue to deploy capital for portfolio additions in a disciplined manner aimed at achieving a high return on investment. 15Third Quarter 2022 Casa de Yayo Lake Toxaway, NC

Casa de Yayo Lake Toxaway, NC 16 Closing We will host an earnings call on November 9, 2022, at 2:00 p.m. PT / 5:00 p.m. ET. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year beginning approximately two hours after the close of the call. We’d like to thank our employees for facilitating a record third quarter with more than two million Nights Sold. We’d also like to thank our homeowners for trusting us with their homes. This is not a responsibility we take lightly. We look forward to updating you on our continued progress. Sincerely, Rob Greyber, CEO Jamie Cohen, CFO Third Quarter 2022

Condensed Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Revenue	$412,184	$329,927	$969,792	$696,954
Operating costs and expenses:				
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	174,123	138,461	447,976	332,455
Operations and support(1)	76,877	55,435	196,349	132,836
Technology and development(1)	18,422	12,332	52,493	30,935
Sales and marketing(1)	75,020	49,943	196,909	114,657
General and administrative(1)	31,043	19,326	83,486	59,672
Depreciation	5,376	4,414	16,676	12,721
Amortization of intangible assets	15,490	13,979	45,771	30,778
Total operating costs and expenses	396,351	293,890	1,039,660	714,054
Income (loss) from operations	15,833	36,037	(69,868)	(17,100)
Interest income	779	6	1,220	32
Interest expense	(606)	(3,313)	(1,957)	(9,219)
Other income (expense), net	(23)	150	41,499	(10,199)
Income (loss) before income taxes	15,983	32,880	(29,106)	(36,486)
Income tax benefit (expense)	(170)	(76)	(1,073)	76
Net income (loss)	$15,813	$32,804	($30,179)	($36,410)
Loss attributable to remeasurement of redeemable convertible preferred units	-	-	-	(426,101)
Net income (loss) including remeasurement of redeemable convertible preferred units	15,813	32,804	(30,179)	(462,511)
Less: Net income (loss) including remeasurement of redeemable convertible preferred units prior to Reverse Recapitalization	-	32,804	-	(462,511)
Less: Net income (loss) attributable to redeemable noncontrolling interests	7,489	-	(15,464)	-
Net income (loss) attributable to Class A Common Stockholders	$8,324	$ -	($14,715)	$ -
Net income (loss) per share of Class A Common Stock(2):				
Basic	$0.04	N/A	($0.07)	N/A
Diluted	$0.04	N/A	($0.07)	N/A
Weighted-average shares of Class A Common Stock used to compute net income (loss) per share(2):				
Basic	226,835	N/A	219,877	N/A
Diluted	232,342	N/A	219,877	N/A
(1) Includes equity-based compensation expense as follows:				
Cost of revenue	$225	$ -	$842	$ -
Operations and support	1,069	24	4,845	86
Technology and development	1,107	167	5,272	489
Sales and marketing	1,075	393	4,876	1,047
General and administrative	5,900	1,688	12,525	3,651
Total equity-based compensation expense	$9,376	$2,272	$28,360	$5,273

(2) Basic and diluted net loss per share of Class A Common Stock is applicable only for periods subsequent to December 6, 2021, which was the closing date of our business combination with TPG Pace Solutions Corp.

vacasa

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18Third Quarter 2022 Condensed Consolidated Balance Sheets (in thousands, unaudited) As of September 30, As of December 31, 2022 2021 Assets Current assets: Cash and cash equivalents $150,791 $353,842 Restricted cash 241,032 165,294 Accounts receivable, net 36,134 48,989 Prepaid expenses and other current assets 24,011 19,325 Total current assets 451,968 587,450 Property and equipment, net 67,362 67,186 Intangible assets, net 223,524 216,499 Goodwill 832,887 754,506 Other long-term assets 64,680 11,269 Total assets $1,640,421 $1,636,910 Liabilities, Temporary Equity, and Equity (Deficit) Current liabilities: Accounts payable $38,803 $34,786 Funds payable to owners 235,621 214,301 Hospitality and sales taxes payable 57,635 46,958 Deferred revenue 114,550 107,252 Future stay credits 5,584 30,995 Accrued expenses and other current liabilities 100,671 71,833 Total current liabilities 552,864 506,125 Long-term debt, net of current portion 125 512 Other long-term liabilities 74,039 112,123 Total liabilities 627,028 618,760 Redeemable noncontrolling interests 625,224 1,770,096 Equity (Deficit): Class A Common Stock(1) 23 21 Class B Common Stock 20 21 Additional paid-in capital 1,167,939 - Accumulated deficit (779,002) (751,929) Accumulated other comprehensive loss (811) (59) Total equity (deficit) 388,169 (751,946) Total liabilities, temporary equity, and equity (deficit) $1,640,421 $1,636,910 (1) As of September 30, 2022, we had approximately 228.6 million shares of Class A Common Stock outstanding, which excludes up to approximately 231.5 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 203.7 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 8.0 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 6.9 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • approximately 1.7 million shares issuable under our employee stock purchase plan; • approximately 3.0 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 8.2 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock.

19Third Quarter 2022 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Nine Months Ended September 30, 2022 2021 Cash from operating activities: Net loss ($30,179) ($36,410) Adjustments to reconcile net loss to net cash provided by operating activities: Credit loss expense 4,708 1,159 Depreciation 16,676 12,721 Amortization of intangible assets 45,771 30,778 Future stay credit breakage (15,158) - Reduction in the carrying amount of right-of-use assets 9,561 - Deferred income taxes 433 (178) Other gains and losses 2,414 1,381 Fair value adjustment on derivative liabilities (43,921) 10,317 Non-cash interest expense 162 6,221 Equity-based compensation expense 28,360 5,273 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable, net 65,433 20,351 Prepaid expenses and other assets (26,433) (10,794) Accounts payable (3,976) 11,028 Funds payable to owners (28,177) 17,594 Hospitality and sales taxes payable 1,811 9,605 Deferred revenue and future stay credits (26,191) (16,470) Operating lease obligations (8,050) - Accrued expenses and other liabilities 13,750 13,714 Net cash provided by operating activities 6,994 76,290 Cash from investing activities: Purchases of property and equipment (8,367) (3,646) Cash paid for internally developed software (7,407) (4,874) Cash paid for business combinations, net of cash and restricted cash acquired (87,699) (63,477) Net cash used in investing activities (103,473) (71,997) Cash from financing activities: Payments of Reverse Recapitalization costs (459) - Cash paid for business combinations (28,093) (9,421) Payments of long-term debt (250) (125) Proceeds from exercise of stock options 157 - Proceeds from borrowings on revolving credit facility 5,000 - Repayment of borrowings on revolving credit facility (5,000) - Other financing activities (1,709) (179) Net cash used in financing activities (30,354) (9,725) Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (480) (84) Net decrease in cash, cash equivalents and restricted cash (127,313) (5,516) Cash, cash equivalents and restricted cash, beginning of period 519,136 291,012 Cash, cash equivalents and restricted cash, end of period $391,823 $285,496

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Gross Booking Value (GBV)[1]	$968,692	$776,150	$2,139,566	$1,536,228
Nights Sold[2]	2,058	1,840	5,051	4,071
GBV per Night Sold[3]	$471	$422	$424	$377

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Net income (loss)	$15,813	$32,804	($30,179)	($36,410)
Add back:				
Depreciation and amortization of intangible assets	20,866	18,393	62,447	43,499
Interest income	(779)	(6)	(1,220)	(32)
Interest expense	606	3,313	1,957	9,219
Other income (expense), net	23	(150)	(41,499)	10,199
Income tax benefit (expense)	170	76	1,073	(76)
Equity-based compensation	9,376	2,272	28,360	5,273
Business combination costs[1]	61	165	541	7,679
Restructuring costs[2]	-	-	-	249
Adjusted EBITDA	$46,136	$56,867	$21,480	$39,600

(1) Represents third party costs associated with the strategic acquisition of TurnKey and third party costs associated with our merger with TPG Pace Solutions Corp.

(2) Represents costs associated with a costs associated with the wind-down of a significant portion of our international operations.

vacasa

Third Quarter 2022 | 20

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Cost of revenue	$174,123	$138,461	$447,976	$332,455
Less: equity-based compensation	225	-	842	-
Non-GAAP cost of revenue	$173,898	$138,461	$447,134	$332,455
Operations and support	$76,877	$55,435	$196,349	$132,836
Less: equity-based compensation	1,069	24	4,845	86
Non-GAAP operations and support	$75,808	$55,411	$191,504	$132,750
Technology and development	$18,422	$12,332	$52,493	$30,935
Less: equity-based compensation	1,107	167	5,272	489
Non-GAAP technology and development	$17,315	$12,165	$47,221	$30,446
Sales and marketing	$75,020	$49,943	$196,909	$114,657
Less: equity-based compensation	1,075	393	4,876	1,047
Non-GAAP sales and marketing	$73,945	$49,550	$192,033	$113,610
General and administrative	$31,043	$19,326	$83,486	$59,672
Less: equity-based compensation	5,900	1,688	12,525	3,651
Less: business combination costs[1]	61	165	541	7,679
Non-GAAP general and administrative	$25,082	$17,473	$70,420	$48,342

(1) Represents third party costs associated with the strategic acquisition of TurnKey, and third party costs associated with our Reverse Recapitalization in 2021.

vacasa

Third Quarter 2022 | 21

22 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 35,000+ homes across more than 400 destinations in North America, Belize and Costa Rica, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://www.vacasa.com/press. Third Quarter 2022

Forward Looking Statements Certain statements made in this letter are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect Vacasa’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa’s ability to achieve profitability; Vacasa’s ability to manage and sustain its growth; the effects of the novel coronavirus (COVID-19) pandemic, including as a result of new strains or variants of the virus, on Vacasa’s business, the travel industry, travel trends, and the global economy generally; the effects of global economic and capital markets conditions, such as rising energy prices, inflation and interest rates, on Vacasa’s business, the travel industry, travel trends, and the global economy generally; Vacasa’s expectations regarding its financial performance, including its revenue, costs, and Adjusted EBITDA; Vacasa’s ability to attract and retain homeowners and guests; Vacasa’s ability to compete in its industry; Vacasa’s expectations regarding the resilience of its model, including in areas such as domestic travel, short-distance travel, and travel outside of top cities; the effects of seasonal trends on its results of operations; Vacasa’s potential for future impairments of its long-lived assets or goodwill; Vacasa’s ability to make required payments under its credit agreement and to comply with the various requirements of its indebtedness; Vacasa’s ability to effectively manage its exposure to fluctuations in foreign currency exchange rates; the anticipated increase in expenses associated with being a public company; anticipated trends, developments, and challenges in Vacasa’s industry, business, and the highly competitive markets in which it operates; the sufficiency of Vacasa’s cash and cash equivalents to meet its liquidity needs; Vacasa’s ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs; Vacasa’s ability to expand into new markets and businesses, expand its range of homeowner services and pursue strategic acquisition and partnership opportunities; Vacasa’s ability to acquire and integrate companies and assets; Vacasa’s ability to manage expansion into international markets; Vacasa’s ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding various laws and restrictions that relate to its business; Vacasa’s expectations regarding its tax liabilities and the adequacy of its reserves; Vacasa’s ability to effectively manage its growth and expand its infrastructure and maintain its corporate culture; Vacasa’s ability to identify, recruit, and retain skilled personnel, including key members of senior management; the effects of labor shortages and increases in wage and labor costs in its industry; the safety, affordability, and convenience of Vacasa’s platform and its offerings; Vacasa’s ability to keep pace with technological and competitive developments; Vacasa’s ability to maintain and enhance brand awareness; Vacasa’s ability to successfully defend litigation brought against it and its ability to secure adequate insurance coverage to protect the business and operations; and Vacasa’s ability to maintain, protect, and enhance its intellectual property. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Vacasa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 23Third Quarter 2022

Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net income (loss) excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs. We calculate each of Non-GAAP costs of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of stock-based awards and one-time costs related to strategic business combinations. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and or renders comparisons with prior periods and competitors less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • some of these measures exclude stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include one-time costs related to strategic business combinations; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measure does not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net income (loss), operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items and may be different from similarly titled metrics or measures presented by other companies. Our fourth quarter 2022 and full year 2022 guidance also includes Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material. 24Third Quarter 2022

Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Growth in GBV reflects our ability to attract homeowners through individual additions, portfolio transactions or strategic acquisitions, retain homeowners and guests, optimize the availability and sale throughput of nights. Growth in GBV also reflects growth in Nights Sold and the pricing of rents, fees, and estimated taxes paid by guests. We define Nights Sold as the total number of nights stayed by guests on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel during the peak travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold and these two variables are managed in concert with one another. 25Third Quarter 2022